UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: August 31, 2006

CHINA MOBILITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-26559	330-751560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#900 - 789 West Pender Street, Vancouver, B.C. Canada V6C 1H2

(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (604) 632-9638

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

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979163.1

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 15, 2006, an aggregate of $3,350,000 of Senior Convertible Debentures (the “Debentures”) of China Mobility Solutions, Inc. (the “Company”) matured. As of September 6, 2006, the Company has approximately $4,110,000 cash on hand and intends to repay the Debentures in their entirety with accrued interest except for individual Debenture holders who have agreed to extend their maturity date. Although the Company has applied to the banking authorities in the People’s Republic of China to wire the funds to the Company such funds have not yet arrived.

The Company received letters (the “Default Letters”) from the attorneys for two holders of an aggregate $875,000 principal amount of Debentures stating that the Company was in default under the Debentures as a result of its failure to pay principal plus interest thereon. The Company had paid all interest on the Debentures accrued through August 15, 2006. Interest accrued on the Debentures though maturity, at the rate of not less than 6% per annum equal to the sum of 2% per annum plus the one month LIBOR rate. From the maturity date of August 15, 2006, interest on outstanding principal amount of Debentures and unpaid accrued interest accrues at the rate of 12% per annum.

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979163.1

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA MOBILITY SOLUTIONS, INC.
(Registrant)

Date: September 5, 2006	By:
Angela Du, President